Exhibit 99.1

               Oil States Announces Second Quarter 2004 Earnings


    HOUSTON, Aug. 2 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported strong year-over-year earnings growth for the quarter ended June 30, 2004 due to continued strength in North American drilling activity and the impact of acquisitions completed during 2003 and early 2004. Net income for the second quarter was $12.2 million, or $0.24 per diluted share compared to net income of $10.2 million, or $0.21 per diluted share, in the second quarter of 2003.

    The second quarter earnings growth was primarily due to significantly increased earnings in its Tubular Services segment and continued strong results from its Well Site Services segment. The Company generated
$222.2 million of revenues and $30.7 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the second quarter of 2004 compared to $163.6 million and $22.3 million, respectively, in the second quarter of 2003.(1) Oil States' revenues and EBITDA for the second quarter increased 36% and 38%, respectively, from last year's results. Tight supplies of oil country tubular goods (OCTG), rising OCTG prices, improving U.S. drilling activity and contributions from the May 11, 2004 acquisition of the U.S. OCTG distribution business of Hunting Energy Services, L.P. (Hunting) led to record results in the Tubular Services segment. Strong North American drilling and completion activity continued to drive solid earnings in the Well Site Services Segment. Offshore Products experienced lower revenues and EBITDA on a year-over-year basis due to reduced activity levels, but generated significant improvements sequentially and experienced continued growth in its backlog from year end 2003.

    The Company's effective tax rate in the second quarter of 2004 was 39.8% compared to an effective tax rate of 26.4% in the second quarter of 2003 due to the benefiting of available net operating losses (NOL's) in prior periods. Capital expenditures during the quarter totaled $11.9 million.

    For the first half of 2004, the Company reported net income of $28.3 million, or $0.57 per diluted share, on revenues of $426.4 million and EBITDA of $58.5 million. For the corresponding period in 2003, the Company reported net income of $23.5 million, or $0.48 per diluted share, on revenues of $349.1 million and $49.2 million of EBITDA. This performance represents year-over-year revenue and EBITDA increases of 22% and 19%, respectively. Reported net income for the 2004 year-to-date period included the effect of a $5.4 million (or $0.11 per diluted share) income tax credit, which reduced the tax provision in the first quarter of 2004, due to the partial reversal of valuation allowances applied against net operating loss carryforwards.


    BUSINESS SEGMENT RESULTS


    Well Site Services

    Revenues and EBITDA from the Well Site Services segment in the second quarter of 2004 increased 38% and 43%, respectively, compared to the second quarter of 2003. Contributions from acquisitions completed over the past twelve months, strong overall North American drilling activity and moderate pricing gains were the primary factors contributing to these year-over-year increases. For the second quarter of 2004, Well Site Services reported revenues of $72.9 million and EBITDA of $17.1 million compared to revenues of $52.9 million and EBITDA of $11.9 million in the second quarter of 2003. Although impacted by the typical spring break-up in Canada in the second quarter, the accommodations business generated year-over-year increases in revenues and EBITDA due to expanded activity in the oil sands area of Alberta and contributions from an international catering and facility management contract. The Company's land drilling business continued to perform well and profited from the investment in two newly built rigs, which were placed into service in Texas during December 2003 and February 2004, respectively.
EBITDA from the rental tool operations increased 87% year-over-year primarily due to contributions from nine acquisitions completed over the past twelve months and investments made to expand the unit's tool offering.


    Offshore Products

    During the second quarter of 2004, Offshore Products reported
$48.9 million of revenues and $4.7 million of EBITDA, compared to $57.2 million of revenues and $10.5 million of EBITDA in the second quarter of 2003. Revenues declined 14% year-over-year as a result of delays in contract awards for deepwater infrastructure projects. Gross margin for the second quarter fell to 20.3% from 26.6% in the second quarter of 2003. These lower margins were largely due to lower overhead absorption resulting from reduced activity and product mix. However, the results for the second quarter of 2004 did represent a significant sequential increase in earnings compared to the results reported in the first quarter of 2004 as Offshore Products began to recover from the lull in deepwater project awards. On a sequential basis, Offshore Products revenues and EBITDA increased 17% and 225%, respectively. The outlook for Offshore Products continued to improve as backlog grew to $98.7 million at June 30, 2004 from $76.9 million at March 31, 2004, a 28% increase.


    Tubular Services

    Tubular Services generated record quarterly results with the strong OCTG market environment. Tubular Services generated $100.4 million of revenues and $10.8 million of EBITDA in the second quarter of 2004 compared to $53.5 million of revenues and $1.5 million of EBITDA in the second quarter of 2003, as revenues almost doubled and EBITDA had a six-fold increase on a year-over-year basis. Tight OCTG supplies, increasing OCTG mill pricing and contributions from the Hunting acquisition completed May 11, 2004 were the primary factors for this increase. In addition, Tubular Services also benefited from the overall year-over-year increase in drilling and completion activity, as the U.S. rig count increased 13% from the second quarter of 2003. OCTG shipments were 84,600 tons in the second quarter of 2004 compared to 60,900 tons shipped in the second quarter of 2003. Gross margin for Tubular Services was 13.0% in the second quarter of 2004 compared to 5.9% in the second quarter of 2003. The Company's OCTG inventory at June 30, 2004 was $111.0 million compared to $59.3 million at March 31, 2004. The majority of the inventory increase stemmed from the acquisition of over $40 million of OCTG inventory from Hunting during the quarter. As of June 30, 2004, approximately 62% of Oil States' OCTG inventory was committed to customer orders.

    "We are very pleased with earnings for the second quarter of 2004," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Our tubular distribution business provided the majority of the uplift in earnings both on a sequential and year-over-year basis. Benefiting from tight OCTG supplies in the U.S., rising OCTG prices and contributions from the recently completed Hunting acquisition, our Tubular Services segment had stronger revenues and higher margins than initially forecasted. Other than the typical impact of spring break-up on our Canadian operations, activity in our Well Site Services segment remained strong during the quarter due to continued robust drilling activity in the U.S., other than the Gulf of Mexico shelf activity, and growth in the oil sands region of Northern Alberta Canada. In addition, our Offshore Products business improved from a weak first quarter of 2004 with sequentially increasing revenues, margins and backlog."

    "Looking forward, we expect continued strong earnings in the third quarter of 2004. Tubular Services is expected to have another strong quarter given current mill pricing for OCTG and low inventory levels. North American exploration and development activity is expected to remain at current or improved levels, driving continued strong results for the Well Site Services segment. Based on the current backlog levels, Offshore Products should continue to recover in the second half of 2004. Given these factors, we are estimating 2004 earnings to be in the range of $1.00 to $1.10 per diluted share."

    Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States
International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2003 filed by Oil States with the SEC on March 5, 2004.


     (1) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.


                        Oil States International, Inc.
                           Statements of Operations
                   (in thousands, except per share amounts)
                                 (unaudited)

                                    Three Months Ended     Six Months Ended
                                          June 30,              June 30,
                                      2004       2003       2004       2003

     Revenue                        $222,182   $163,564   $426,372   $349,141
     Costs and expenses:
       Cost of sales                 176,015    127,331    337,313    272,298
       Selling, general and
        administrative                15,883     13,977     30,573     27,731
       Depreciation and
        amortization                   8,744      6,911     17,316     13,369
       Other expense / (income)         (107)       114        425        166
     Operating income                 21,647     15,231     40,745     35,577

     Interest income                      75         92        156        162
     Interest expense                 (1,822)    (1,675)    (3,470)    (3,366)
     Other income                        292        157        437        262
       Income before income taxes     20,192     13,805     37,868     32,635
     Income tax expense               (8,037)    (3,651)    (9,556)    (9,112)
       Net income applicable to
        common stock                 $12,155    $10,154    $28,312    $23,523

     Net income per common share
       Basic                           $0.25      $0.21      $0.58      $0.49
       Diluted                         $0.24      $0.21      $0.57      $0.48

     Average shares outstanding
       Basic                          49,248     48,527     49,189     48,495
       Diluted                        49,869     49,153     49,812     49,126

     Segment Data:
     Revenues
       Well Site Services            $72,850    $52,885   $168,990   $131,724
       Offshore Products              48,940     57,160     90,828    114,748
       Tubular Services              100,392     53,519    166,554    102,669
     Total Revenues                 $222,182   $163,564   $426,372   $349,141

     EBITDA (1)
       Well Site Services            $17,061    $11,912    $40,819    $31,433
       Offshore Products               4,735     10,466      6,194     17,946
       Tubular Services               10,768      1,457     14,743      2,671
       Corporate / Other              (1,881)    (1,536)    (3,258)    (2,842)
     Total EBITDA                    $30,683    $22,299    $58,498    $49,208

     Operating Income / (Loss)
       Well Site Services            $10,164     $7,031    $27,684    $22,111
       Offshore Products               2,816      8,510      2,019     14,137
       Tubular Services               10,562      1,231     14,329      2,190
       Corporate / Other              (1,895)    (1,541)    (3,287)    (2,861)
     Total Operating Income          $21,647    $15,231    $40,745    $35,577


                        Oil States International, Inc.
                         Consolidated Balance Sheets
                                (in thousands)

                                            Jun. 30,    Mar. 31,    Dec. 31,
                                              2004        2004        2003
     Assets                                (unaudited) (unaudited)  (audited)
       Current assets
         Cash                                $22,721     $20,665     $19,318
         Accounts receivable                 143,564     159,004     137,484
         Inventory                           180,938     123,147     121,319
         Prepaid and other current assets      7,341       8,811       9,956
           Total current assets              354,564     311,627     288,077
       Property, plant and equipment, net    203,585     201,593     194,136
       Goodwill                              255,101     250,374     224,054
       Other intangible assets, net            8,044       7,222       5,870
       Other long term assets                  5,351       5,050       5,049

     Total assets                           $826,645    $775,866    $717,186

     Liabilities and stockholders' equity
       Current liabilities
         Accounts payable and accrued
          liabilities                       $117,894     $88,436     $89,243
         Income taxes payable                  6,557       5,142       3,020
         Current debt                          5,472         853         873
         Deferred revenue                      7,018       8,394       4,784
         Other current liabilities             2,491       2,758         937
           Total current liabilities         139,432     105,583      98,857
       Long term debt                        178,236     174,406     136,246
       Deferred income taxes                  18,366      16,313      19,411
       Postretirement healthcare and
        other benefits                         1,915       2,594       2,662
       Other liabilities                       5,578       5,024       4,899
           Total liabilities                 343,527     303,920     262,075

       Stockholders' equity
         Common stock                            494         492         492
         Additional paid-in capital          335,946     334,244     333,855
         Retained earnings                   137,130     124,975     108,818
         Accumulated other comprehensive
          income                               9,870      12,565      12,289
         Treasury stock                         (322)       (330)       (343)
           Total stockholders' equity        483,118     471,946     455,111

     Total liabilities and stockholders'
      equity                                $826,645    $775,866    $717,186


                        Oil States International, Inc.
               Additional Quarterly Segment and Operating Data
                                 (unaudited)

                                                  Three Months Ended June 30,
                                                    2004               2003

     Additional Well Site Services Financial
      Data ($ in thousands)
       Revenues
         Accommodations                            $34,710            $25,332
         Hydraulic Workover Services                 9,907              8,142
         Rental Tools                               17,113             10,371
         Land Drilling                              11,120              9,040
       Total Revenues                              $72,850            $52,885

       EBITDA (1)
         Accommodations                             $7,030             $5,293
         Hydraulic Workover Services                 2,244              1,424
         Rental Tools                                4,711              2,526
         Land Drilling                               3,076              2,669
       Total EBITDA                                $17,061            $11,912

       Operating Income
         Accommodations                             $4,405             $3,419
         Hydraulic Workover Services                 1,260                560
         Rental Tools                                2,248              1,128
         Land Drilling                               2,251              1,924
       Total Operating Income                      $10,164             $7,031

     Well Site Services Supplemental
      Operating Data
       Accommodations Operating Statistics
         Average Mandays Served (Canada only)        6,110              3,337
         Average Camps Rented
           Canadian Side-by-Side Camps                   8                  6
           US Offshore Steel Buildings
            (10 foot wide)                              89                 86

       Hydraulic Workover Services
        Operating Statistics
         Average Units Available                        30                 29
         Utilization                                  33.5%              31.2%
         Average Day Rate ($ in thousands
          per day)                                   $10.8               $9.9
         Average Daily Cash Margin
          ($ in thousands per day)                    $3.3               $2.7

       Land Drilling Operating
        Statistics
         Average Rigs Available                         17                 15
         Utilization                                  90.0%              90.0%
         Implied Day Rate ($ in thousands per day)    $8.0               $7.4
         Implied Daily Cash Margin
          ($ in thousands per day)                    $2.3               $2.3

     Offshore Products Backlog
      ($ in millions)                                $98.7              $80.2

     Tubular Services Operating Data
       Shipments (Tons in thousands)                  84.6               60.9
       Quarter end Inventory ($ in thousands)     $110,985            $72,568


                        Oil States International, Inc.
           Reconciliation of GAAP to Non-GAAP Financial Information
                                (in thousands)
                                 (unaudited)

                                         Three Months Ended  Six Months Ended
                                               June 30,          June 30,
                                            2004     2003     2004     2003

     Net income                           $12,155  $10,154  $28,312  $23,523
     Income tax expense                     8,037    3,651    9,556    9,112
     Depreciation and amortization          8,744    6,911   17,316   13,369
     Interest income                          (75)     (92)    (156)    (162)
     Interest expense                       1,822    1,675    3,470    3,366
         EBITDA                           $30,683  $22,299  $58,498  $49,208



SOURCE  Oil States International, Inc.
    -0-                             08/02/2004
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)

CO:  Oil States International, Inc.
ST:  Texas
IN:  OIL
SU:  ERN ERP